Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-269752 and No. 333-261323) and Form S-8 (No. 333-262324, No. 333-271252, No. 333-271253 and No. 333-277759) of Navitas Semiconductor Corporation (the “Company”), of our report dated March 19, 2025, relating to the consolidated financial statements of the Company for the year ended December 31, 2024 appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.
/s/ Baker Tilly US, LLP
San Francisco, CA
February 27, 2026